EXHIBIT 13

                             SUBSCRIPTION AGREEMENT




   The Thurlow Funds, Inc.
   101 Metro Drive, Suite 260
   San Jose, California  95110

   Gentlemen:

             The undersigned hereby subscribes to 10,000 shares of the Class A Common Stock, $0.0001 par value of The Thurlow Funds, Inc., and agrees to pay to said corporation the sum of $100,000 in cash.

             It is understood that upon acceptance hereof by said corporation the shares subscribed for shall be issued to the undersigned and that said shares shall be deemed to be fully paid and nonassessable.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this ___ day of __________________, 1997.


                                 THURLOW CAPITAL MANAGEMENT, INC.


                                 By:  ________________________________
                                      Thomas F. Thurlow, President


             The foregoing subscription is hereby accepted. Dated and effective as of this ____ day of ________________, 1997.


                                 THE THURLOW FUNDS, INC.



                                 By:  ______________________________________
                                      Thomas F. Thurlow, President